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                        Consent of Independent Auditors



We consent to the references to our firm under the captions "Financial Highlights" and "Counsel and Auditors" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information for the Money Market Fund, Government Money Market Fund, Treasury Money Market Fund, Tax-Exempt Money Market Fund, Fixed Income Fund, Intermediate Government Fixed Income Fund, Tax Exempt Fixed Income Fund, International Fixed Income Fund, Balanced Fund, Growth Fund, Small Cap Fund, Value Fund, International Equity Fund, Asian Tigers Fund and Latin America Equity Fund, and to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A No. 33-52784) of the Rembrandt Funds of our report dated January 24, 1997, included in the 1996 Annual Report to Shareholders of the Rembrandt Funds.



/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 29, 1997